AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT, effective as of 13th day of July, 2017, to the Distribution Agreement, dated as of  February 18, 2016 (the “Agreement”), is entered into by and between ETF Series Solutions (the “Trust”), a Delaware statutory trust and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and the Distributor desire to amend the series of the Company to add a new Fund; and

WHEREAS, Article 13 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties.

NOW, THEREFORE, the parties agree to amend Exhibit A of the Agreement for the purposes of adding the Aptus Fortified Value ETF to the Agreement:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF SERIES SOLUTIONS		QUASAR DISTRIBUTORS, LLC

By:	/s/ Michael Barolsky	By:	/s/ James R. Schoenike
Name:	Michael Barolsky	Name:	James R. Schoenike
Title:	Vice President & Secretary	Title:	President

SCHEDULE A

List of Funds

Name of Series
Aptus Behavioral Momentum ETF
Aptus Fortified Value ETF